                                                                   EXHIBIT 11.1

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                                 Three Months Ended          Six Months Ended
                                                     February                    February
                                                --------------------        -------------------
                                                 1996          1997          1996         1997
                                                ------        ------        ------       ------
SIMPLE

  Net income                                    $1,336        $1,793        2,585        3,583

  Average outstanding shares (2)                 5,345         5,508        5,345        5,492
                                                ------        ------        -----        -----
  Simple net income per share                   $ 0.25        $ 0.33        $0.48        $0.65
                                                ======        ======        =====        =====


PRIMARY

  Net income                                    $1,336        $1,793        2,585        3,583
  Average outstanding shares (2)                 5,345         5,508        5,345        5,492

  Common stock equivalents assuming
    exercise of stock options (A) (2)            1,150         1,149        1,132        1,150
                                                ------        ------        -----        -----

  Shares for primary                             6,495         6,657        6,477        6,642
                                                ======        ======        =====        =====


  Primary net income per share (1)              $ 0.21        $ 0.27        $0.40        $0.54
                                                ======        ======        =====        =====


FULLY DILUTED

  Net income                                    $1,336        $1,793        2,585        3,583
  Average outstanding shares (2)                 5,345         5,508        5,345        5,492
  Common stock equivalents assuming
   exercise of stock options (A) (2)             1,175         1,151        1,170        1,151
                                                ------        ------        -----        -----

  Shares for fully diluted                       6,520         6,659        6,515        6,643
                                                ======        ======        =====        =====


  Fully diluted net income per share (1)        $ 0.20        $ 0.27        $0.40        $0.54
                                                ======        ======        =====        =====


(A) Any computational differences between the primary and fully diluted EPS are the result of using the average price in the primary computation and the ending price (which was higher) in the fully diluted computation.

(1) The calculations for primary and fully diluted net income per share are submitted in accordance with Regulation S-K Item 601(b)(11).

(2) The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at close of business on January 22, 1997. Upon effecting the stock split/dividend, the stock options and their related exercise prices were adjusted proportionately. Such stock split/dividend has been retroactively reflected herein.